EXHIBIT 99.4



                    RESCISSION OFFER TO CERTAIN NOTE HOLDERS
                        OF STANSBURY HOLDINGS CORPORATION

         Stansbury Holdings Corporation (the "Company") hereby offers to certain purchasers of the Company's promissory notes, which are more specifically described below (the "Notes"), the right to rescind their acquisition of the Company's Notes. Any Noteholder that wants to rescind their purchase of the Notes will receive in exchange for the Notes and any of the Company's common stock received in connection with the purchase of the Notes ("Associated Stock") a payment equal to the purchase price of the Notes adjusted by the Interest Adjustment. The "Interest Adjustment" is the amount of the interest the Company has paid on the Note (the "Note Interest Paid") less the interest at the applicable statutory rate in the state in which the Noteholder resides (the "Statutory Rate") from the date of purchase of the Note. The rescission offer set forth above is referred to as the "Rescission Offer." The Notes that are the subject of the Rescission Offer include $485,462.31 in principal amount of Notes with a 90 day term (the "90-day Notes") sold between March 9, 1998 and the date of this Rescission Offer, $197,000 in principal amount of Notes with a 180 day term (the "180-day Notes") sold between March 1, 1999 and the date of this Rescission Offer, and $1,365,248 in principal amount of Notes with a five year term (the "5-year Notes") sold between November 19, 1991 and the date of this Rescission Offer (collectively, these 90-day Notes, 180-day Notes, and 5-year Notes are the Notes). During 1999, the Company's management conducted a review of the Company's past sale of Notes. Management concluded that although the Company sought to comply with applicable federal and state securities laws in its sale of the Notes, the attempts to comply may not have met the obligations imposed on the Company by the Securities Act of 1933, as amended (the "1933 Act") and certain state securities laws (collectively, the "Securities Laws"). The Rescission Offer is being made as part of the Company's on-going effort to bring the Company into compliance with the Securities Laws and to limit the potential liability of the Company in connection with its sale of the Notes. The Company is currently accruing the payment of its interest obligations under the Notes.

         The Company has granted to each Noteholder for each dollar in principal amount of the purchased Notes, the purchased Notes plus four shares of its common stock. As of May 11, 1999, four shares of the Company's common stock is worth $1.40 (based on the last trade price of $0.35 for the Company's common stock). The value of four shares of the Company's common stock based on the recent last trade plus one dollar in principal value of the Notes is equal to $2.40. Based on the foregoing, the Company believes that at May 11, 1999, the value of $1.00 invested by a Noteholder in the Notes and Associated Stock received by a Noteholder is $2.40.

         The Company will pay to each Noteholder who chooses to accept the Rescission Offer and rescind his or her purchase of Notes and Associated Stock an amount equal to the consideration paid for the Note, less the amount of interest paid on the Note, and Company will pay interest on the amount due based on the applicable Statutory Rate. Each Noteholder who accepts the Rescission Offer must also return to the Company any shares of Associated Stock that he or she received, and waive any rights to receive any shares that he or she is entitled to receive in connection with the purchase of Notes or the conversion of Notes. Each Noteholder received four shares, or the right to receive four shares, of the Company's common stock in connection with their purchase of the Notes. The Rescission Price will be paid within thirty days of submission of the Request for Rescission and tender of common stock to the Company.


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         NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKE ANY RECOMMENDATION
         TO ANY NOTEHOLDER AS TO WHETHER TO ACCEPT THE RESCISSION OFFER OR TO RETAIN THE NOTES AND ASSOCIATED STOCK PURCHASED FROM THE COMPANY. EACH NOTEHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO ACCEPT THE Rescission OFFER, OR WHETHER TO RETAIN THE NOTES AND ASSOCIATED STOCK.

         If a Noteholder decides that he or she might not want to accept the Rescission Offer, he or she should review the accompanying Offering Memorandum for the acquisition of the Notes. The Noteholder may elect to retain his or her investment in the Notes and Associated Stock. The terms of the purchase of Notes and Associated Stock pursuant to the Offering Memorandum are designed to be the same as contained in the original offering of Notes and Associated Stock to the Noteholders. After review of the accompanying Offering Memorandum, if a Noteholder elects to retain his or her Note and Associated Stock investment, he or she should complete and submit to the Company the Confidential Purchaser Questionnaire and Subscription Agreement contained in the Offering Memorandum.

         For a Noteholder to rescind his or her Note and Associated Stock purchase and accept the Rescission Offer, the Noteholder must tender his or her Note(s) and Associated Stock pursuant to this Rescission Offer and submit them with a properly completed Request for Rescission in the form attached hereto. The properly completed Request for Rescission, Note(s) and Associated Stock must be received by the Company at its principal office (676 Louis Drive, Warminster, Pennsylvania 18974) on or before 5:00 p.m., New York time, on or before June 30, 1999 (the "Expiration Date"). Documentation received by the Company other than at the address specified above or after 5:00 p.m. on the Expiration Date, incomplete or invalid documentation, or documentation purporting to accept the Rescission Offer in a manner not permitted by the terms of the Rescission Offer will not be deemed to constitute acceptance of the Rescission Offer.

         The Request for Rescission and stock certificates may be delivered by hand or courier service, or by mail. Each stock certificate must be duly endorsed in blank by the registered holder thereof and the signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program). The method of delivery of all documents is at the election and risk of the Noteholder. If delivery is by mail, registered mail, return receipt requested, properly insured, is recommended. The Company will seek to notify Noteholders who submit incomplete or invalid Requests for Rescission to the Company by mailing notice of the same to the Noteholder's last known address prior to deeming the Rescission Offer rejected by the Noteholder.

         Tenders of shares made pursuant to the Rescission Offer may be withdrawn by written notice to the Company at any time prior to the Expiration Date.